Exhibit 99.1

Seratosa Enters Into Acquisition Agreement with Singapore based Mobile Applications Company

Hong Kong, May 28, 2015 -- Seratosa Inc. (OTCQB:STOA) ("Seratosa" or the "Company"), an e-commerce facilitator  announces that it has signed a definitive acquisition agreement with a Singapore based Mobile Applications company, Technoprenuers Resource Centre Private Limited, (“TRC”) which does business under the brand name 'CreateApp'.

TRC, in its fiscal year ending December 31, 2014, had audited revenues of SGD15.7 million and net income after tax of SGD3.5 million.

The terms of the acquisition are a share exchange of US$36 million of newly issued Seratosa shares in exchange for 100% of the shareholder interests of TRC.

TRC will become a wholly-owned subsidiary of the Company and be allowed to appoint two directors to the Company's Board of Directors, as well as place executives in senior management positions.

The transaction is estimated to close within ten business days following the date of this announcement.

About Seratosa Global Inc.

Seratosa Global provides an easy-to-use and comprehensive platform, the “Focused Social Marketplace” that enables online retailers to deploy a social marketplace e-commerce site.  Seratosa’s platform allows building marketplaces for online sellers with focused social customer networks to expand their sales channels without the risks of focus dilution, and increased capital and operating costs.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the e-commerce segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

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